EXHIBIT 23

               Consent of Independent Certified Public Accountants



We have issued our report dated March 17, 2000, accompanying the financial statements of Sepragen Corporation included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Company's Registration Statements on Form S-8 (File Nos. 33-95182 and 333-11903).





/s/Grant Thornton LLP
San Jose, California
April 13, 2001